                                                                     EXHIBIT 7.7

          The payment of principal and interest on this Note is subject to certain subordination provisions set forth in paragraph 3 herein. This Note was originally issued on September 29, 1995 and has not been registered under the Securities Act of 1933, as amended, or any comparable state securities law. The transfer of this Note is subject to certain restrictions set forth in paragraph 7 herein.


                          SUBORDINATED PROMISSORY NOTE.


September 29, 1995                                                    $5,000,000

    Central Products Acquisition Corp., a Delaware corporation (the "Company"), hereby promises to pay to Alco Standard Corporation (the "Seller"), or its permitted assigns (the Seller and each of its permitted assigns is a "Holder") the principal amount of Five Million Dollars, together with interest thereon calculated from the date hereof in accordance with the provisions of this Note. This Note is the "Subordinated Note" issued pursuant to that certain Stock and Asset Purchase Agreement, dated as of September 27, 1995 (the "Purchase Agreement"), by and among the Company, the Seller and the other parties named therein.

    1.   PAYMENT OF INTEREST.     This Note shall be interest free until its
first anniversary, and thereafter interest shall be payable semi-annually. Interest shall accrue from October 1, 1996 at the rate of eight percent (8%) per annum, on the unpaid principal amount of this Note outstanding from time to time. Subject to the provisions of paragraph 3 hereof, the Company shall pay to the holder of this Note, in arrears, all accrued interest on each March 31 and
September 30 during the term of this Note, beginning on   March 31, 1997.  Any
accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the remaining principal amount of this Note is paid.

    2.   PAYMENT OF PRINCIPAL ON NOTE.

         (a) SCHEDULED PAYMENT. Subject to any limitations established in the documents creating the Senior Debt (as defined in paragraph 3) (the "Senior Debt Limitations"), the Company shall repay $1,000,000 of the original principal amount of this Note, together with all accrued and unpaid interest thereon on December 31, 1998. The Company shall repay the entire remaining principal amount of this Note, together with all accrued and unpaid interest thereon, on December 31, 1999 (the "Maturity Date"). If the unpaid principal and accrued interest are not paid on the Maturity Date because of the Senior Debt Limitations, the Maturity Date shall be extended to December 31, 2000 (the "Extended Maturity Date"). If the unpaid principal and interest are not paid on the Extended Maturity Date because of the Senior Debt Limitations, the Seller shall have the right to require Spinnaker Industries, Inc. ("Spinnaker") to purchase this Note for a cash amount equal to the unpaid principal of, and accrued and unpaid interest on, this Note (the "Put"). The Put may be exercised at any time after the Extended Maturity Date by the Seller's giving written notice to the Company and Spinnaker 15 days prior to the date the Seller desires to exercise the Put. The closing of the Put shall be 30 days after the exercise date, unless that date is not a business day, in which case the closing will be the next business day.

         (b) PREPAYMENTS. Subject to the provisions of paragraph 3 hereof, the Company may, at any time and from time to time without premium or penalty, prepay all or a portion of the outstanding principal amount of this Note.

    3. SUBORDINATION; RESTRICTIONS ON PAYMENT. The indebtedness evidenced by this instrument, including the principal hereof and the interest hereon, is expressly subordinated and subject in right of payment to the prior and indefeasible payment in full of all "Senior Debt" defined and described in the Seller Subordination Agreement dated September 29, 1995 between Alco Standard Corporation, an Ohio corporation, and Heller Financial, Inc., a Delaware corporation (as the same may hereafter be amended, supplemented, modified and/or restated, the "Subordination Agreement"), to the full extent and in the manner set forth in the Subordination Agreement, and reference is made to the Subordination Agreement for a full statement of the terms and conditions of such subordination. The payee and each subsequent owner and/or holder of this instrument, by accepting the same, agrees to and shall be bound by the terms and provisions of the Subordination Agreement.

    4.   EVENTS OF DEFAULT.

         (a) DEFINITION. For purposes of this Note, an "Event of Default" shall be deemed to have occurred if:

              (i) the Company shall default in the payment of interest on principal of this Note on the date when due, whether at maturity, by acceleration or otherwise: or

              (ii) the Company shall make a Restricted Payment; or

              (iii) a liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceeding occurs with respect to the Company.

         (b)  CONSEQUENCES OF EVENTS OF DEFAULT.

              (i) If an Event of Default of the type described in clause (i) of subparagraph 4(a) has occurred and is continuing, the Holder may declare all or any portion of the outstanding principal amount of this Note due and payable and demand immediate payment of all or any portion of the outstanding principal amount of this Note. If the Holder demands immediate payment of all or any portion of this Note, the Company shall immediately pay to such Holder the principal amount of this Note requested to be paid together with all accrued and unpaid interest thereon.

              (ii) If an Event of Default of the type described in clause (ii) of subparagraph 4(a) has occurred, all of the outstanding principal amount of this Note shall automatically be immediately due and payable without any notice or other action on the part of the Holder.

              (iii) Upon the occurrence of an Event of Default, the Holder shall also have any other rights which such person may have been afforded by the Company under any contract or agreement at any time and any other rights which such person may have pursuant to applicable law.

    5. RESTRICTED PAYMENTS. So long as any portion of the principal amount of this Note (together with all accrued interest thereon) remains outstanding, without the prior written consent of the Holder, the Company shall not (a) declare or pay any cash dividends or make any cash distributions upon any of its Common Stock or (b) redeem, retire, purchase or otherwise acquire any of its equity securities for cash (other than redemptions, retirements, purchases or acquisitions of equity securities from employees in connection with the termination of their employment) each such prohibited declaration, payment, distribution, purchase redemption, acquisition or retirement being referred to as a "Restricted Payment").

    6. FINANCIAL STATEMENTS. So long as any portion of the principal amount of this Note remains outstanding, the Company will deliver to the Seller (a) as soon as available but in any event within 45 days after the end of each quarterly accounting period in each fiscal year, unaudited consolidated statements of income for such quarterly period, and consolidated balance sheets as of the end of such quarterly period, and all such statements will be prepared in accordance with United States generally accepted accounting principals, consistently applied ("GAAP"), and (b) within 90 days after the end of each fiscal year, audited consolidated statements of income for such fiscal year and audited consolidated balance sheets as of the end of such fiscal year, all prepared in accordance with GAAP.

    7. TRANSFER RESTRICTIONS. This Note has not been registered under the Securities Act of 1933, as amended or any comparable state securities law. If the Holder desires to transfer this Note, such person first must furnish the Company with (i) a written opinion reasonably satisfactory to the Company in form and substance from counsel reasonably satisfactory to the Company to the effect that the Holder may transfer this Note as desired without registration under the Securities Act or any relevant state securities law and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to the Company in form and substance agreeing to be bound by all of the provisions of this Note, including, without limitation, the subordination provisions set forth in paragraph 3 hereof.

    8. CANCELLATION. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

    9. PLACE OF PAYMENT; NOTICES. Payments of principal and interest and any notice hereunder are to be delivered to the Holder at the following address:

                            Alco Standard Corporation
                            825 Duportail Road
                            Chesterbrook, Wayne, PA 19087

                            Attention:  Treasurer


Notice of the exercise of the Put is to be delivered to Spinnaker at the following address:



                           Spinnaker Industries, Inc.
                           600 North Pearl, Suite 2160
                               Dallas, Texas 75201

                            Attention: James W. Toman

Other addresses may be specified in written notice delivered to the parties. Notices shall be deemed received when delivered personally or one (1) day after being sent by Federal Express or other overnight carrier or five (5) days after being sent by certified or registered mail.

    10. GOVERNING LAWS. The validity, construction, and interpretation of this Note will be governed by the internal laws, and not the laws of conflicts, of the State of Delaware.

    IN WITNESS WHEREOF, the Company has executed and delivered this Note on the date first above written.


                             CENTRAL PRODUCTS ACQUISITION CORP.


                             By:  /s/ Ned N. Fleming, III
                                 -----------------------------------------


                             Its: President
                                 -----------------------------------------


    Spinnaker agrees to be bound by the provisions of paragraph 2(a) relating to the exercise of the Put only and is not subject to any other provisions or obligations of this Note.

                             SPINNAKER INDUSTRIES, INC.


                             By:  /s/ Richard J. Boyle
                                 -----------------------------------------


                             Its: Chairman of the Board
                                 -----------------------------------------